Exhibit 99.1

Appliance Recycling Centers of America Regains Full Compliance with Nasdaq Listing Rules

Minneapolis, MN (September 18, 2018) -- Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) (“ARCA” or the “company”), a leading provider of utility appliance recycling programs, announced today that on September 18, 2018 it received notification from the Listing Qualifications Department of The Nasdaq Stock Market that the company regained compliance with Listing Rule 5550(a)(2), which requires a minimum bid price of $1.00 per share. The company is now fully compliant with all Nasdaq rules. This matter is now closed.

About ARCA

ARCCA and subsidiaries are in the business of recycling major household appliances in North America by providing turnkey appliance recycling and replacement services for utilities and other sponsors of energy efficiency programs. In addition, through its GeoTraq Inc. subsidiary, ARCA is engaged in the development, design and ultimately ARCA expects the sale of cellular transceiver modules, also known as Cell-ID modules.

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Contact:
Rachel Holmes

Executive Vice President

Appliance Recycling Centers of America, Inc.

Tel: 952-930-9000

Email: rholmes@arcainc.com